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Exhibit 5.1

[International Rectifier Corporation Letterhead]

July 19, 2004

International Rectifier Corporation
233 Kansas Street
El Segundo, California 90245

          Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        The undersigned has acted as counsel to International Rectifier Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Common Stock issuable pursuant to the Company's 1984 Stock Participation Plan, as amended (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        The undersigned has reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plan. With respect to the foregoing documents, the undersigned has assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to originals of all documents submitted as certified or reproduced copies.

        Based on such review, the undersigned is of the opinion that, if, as and when the shares of the Company's Common Stock are issued and sold (and the consideration therefor received and appropriate stock certificates therefor executed and delivered) pursuant to the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

        The undersigned consents to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

        The undersigned expresses no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

        The undersigned expresses no opinion on securities issued pursuant to any other registration statement of the Company.

        This opinion letter is rendered as of the date first written above, and the undersigned disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. This opinion is expressly limited to the matters set forth above, and the undersigned renders no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the shares of the Company's Common Stock issuable under the Plan.

Respectfully submitted,
/s/ DONALD R. DANCER Donald R. Dancer, Esq., General Counsel

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  Exhibit 5.1